                                              News Release

402 Industrial Lane
Birmingham, AL  35211
205-942-3737

Contact:                Brian W. White
        Chief Financial Officer
        (205) 942-3737

BOOKS-A-MILLION, INC. ANNOUNCES FOURTH QUARTER AND YEAR-END RESULTS
——————————————
Net Income Increases 30.9% from Prior Fiscal Year
Declares Dividend of $0.05 per Share plus One-time Dividend of $0.10 per Share
Announces Share Repurchase Program

BIRMINGHAM, Ala. (March 11, 2010) – Books-A-Million, Inc. (NASDAQ:BAMM) today announced financial results for the fourth quarter and 52-week fiscal year ended January 30, 2010.  Net sales for the 13-week period ended January 30, 2010, decreased 4.6% to $157.2 million from net sales of $164.7 million in the year-earlier period.  Comparable store sales for the fourth quarter decreased 6.0% when compared with the prior-year fourth quarter.  Net income for the quarter increased to $11.9 million, or $0.76 per diluted share, compared with net income of $11.2 million, or $0.71 per diluted share, for the prior fiscal quarter.

For the 52-week fiscal period ended January 30, 2010, net sales decreased 1.3% to $508.7 million, from net sales of $515.4 million in the prior fiscal year. Comparable store sales decreased 3.8% when compared with the same period in the prior year.  For the fiscal year ended January 30, 2010, the Company reported net income of $13.8 million, or $0.88 per diluted share, compared with net income of $10.6 million, or $0.68 per diluted share, for the prior fiscal year.

Commenting on the results, Clyde B. Anderson, Chairman, President and Chief executive Officer, said, “Despite the challenging sales environment throughout the past year, we are pleased with our ability to grow earnings for the quarter and the year. We remain focused on maintaining fiscal discipline as we look forward to an improving economic climate in the year ahead.”

The Company also announced that its Board of Directors has approved a quarterly cash dividend of $0.05 per share and an additional cash dividend of $0.10 per share for a total cash dividend of $0.15 per share.  The dividend will be paid on April 8, 2010, to stockholders of record at the close of business on March 25, 2010.

The Company further announced that its Board of Directors has authorized a program to repurchase up to $5.0 million in shares of its common stock.  This program replaces a previous program to repurchase up to $5.0 million of its common stock that began in March 2009 and was set to expire on April 30, 2010, pursuant to which the Company repurchased $1.7 million of its common stock.  Under the approved repurchase program, stock may be purchased in the open market or through private transactions from time to time through April 30, 2011, dependent upon market conditions. The program does not obligate the Company to repurchase any specific number of shares and may be suspended at any time at management’s discretion.  The Company currently has 15.6 million shares of common stock outstanding.

Books-A-Million is one of the nation’s leading book retailers and sells on the Internet at www.booksamillion.com.  The Company presently operates more than 200 stores in 23 states and the District of Columbia.  The Company operates large superstores under the names Books-A-Million and Books & Co. and traditional bookstores operating under the name Bookland and Books-A-Million.  The common stock of Books-A-Million, Inc. is traded on the NASDAQ Global Select Market under the symbol BAMM. For more information, visit the Company’s website at www.booksamillioninc.com.
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BOOKS-A-MILLION, INC.
Unaudited Consolidated Financial Highlights
(In thousands, except per share data)

	13 Weeks Ended		52 Weeks Ended
	Jan. 30, 2010	Jan. 31, 2009	Jan. 30, 2010	Jan. 31, 2009
NET SALES (a)	$157,169	$164,667	$508,667	$515,357
Cost of sales (including warehouse, distribution and store occupancy costs)	105,145	110,787	356,438	361,934
GROSS PROFIT	52,024	53,880	152,229	153,423
Operating, selling and administrative expenses	30,288	31,963	116,159	120,085
Depreciation and amortization	3,572	3,767	14,393	14,448
OPERATING INCOME	18,164	18,150	21,677	18,890
Interest expense , net	161	299	637	1,920
INCOME BEFORE INCOME TAXES	18,003	17,851	21,040	16,970
Income tax provision	6,092	6,642	7,204	6,396
NET INCOME	$11,911	$11,209	$13,836	$10,574

NET INCOME PER COMMON SHARE:
Basic: Net income	$0.76	$0.71	$0.88	$0.68
Weighted average shares outstanding	15,663	15,707	15,735	15,670
Diluted: Net income	$0.76	$0.71	$0.88	$0.68
Weighted average shares outstanding (b)	15,671	15,707	15,744	15,676

(a)
The results for 13-week and 52-week periods ended January 31, 2009, contain certain insignificant reclassifications necessary to conform to the presentation of the 13-week and 52-week periods ended January 30, 2010.

(b)
On February 1, 2009, the Company adopted Financial Accounting Standards Board Accounting Standards Codification 260-10-45 “Earnings per Share” for calculating earnings per share when participating securities are present. The Company's unvested restricted stock awards pay dividends and therefore qualify as participating securities. The above information reflects the effect of this change as if the Company had adopted ASC 260-10-45 at the beginning of the earliest period presented, and the amounts for the period ended January 31, 2009, have been adjusted as required by ASC 260-10-45.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties.  A number of factors could cause actual results, performance, achievements of the Company, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These factors include, but are not limited to, the competitive environment in the book retail industry in general and in the Company's specific market area; inflation; economic conditions in general and in the Company's specific market areas; the number of store openings and closings; the profitability of certain product lines, capital expenditures and future liquidity; liability and other claims asserted against the Company; uncertainties related to the Internet and the Company's Internet initiative.  In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized.  Given these uncertainties, stockholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.  Please refer to the Company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.